As filed with the Securities and Exchange Commission on April 7, 2020

Registration No. 333-237496

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bioceres Crop Solutions Corp.

(Exact Name of Registrant as Specified in Its Charter)

The Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Bioceres Crop Solutions Corp. Ocampo 210 bis Predio CCT, Rosario, Santa Fe, Argentina Tel: +54 (341) 486-1122	N/A (I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Conrado Tenaglia, Esq.

Matthew S. Poulter, Esq.

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: +1 (212) 903-9000

Fax: +1 (212) 903-9100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee*
Ordinary Shares, par value $0.0001 per share, to be offered for resale by certain selling shareholders	1,432,571	$4.65	$6,661,455.15	$864.66

(1)	In the event of a share sub-division, share consolidation or share capitalization or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registrant is registering for resale a total of 1,432,571 ordinary shares. Pursuant to Rule 429 under the Securities Act, and as further described below under “Explanatory Note,” this registration statement also relates to, and this amount does not include, 24,319,443 ordinary shares, all previously registered by the registrant pursuant to a prior registration statement on Form F-1 (File No. 333-231883).
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ordinary shares as reported on the NYSE American on April 2, 2020.

* Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

Pursuant to the provisions of Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the Company’s registration statement on Form F-1 (File No. 333-231883). Upon effectiveness, this registration statement will also act as a post-effective amendment to such earlier registration statement.

EXPLANATORY NOTE

On May 31, 2019, Bioceres Crop Solutions Corp. (the “Company”) filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-231883) related to the offer and resale of an aggregate of 119,443 ordinary shares of the Company held by the selling shareholders named therein and an aggregate of 24,200,000 ordinary shares of the Company underlying the Company’s outstanding warrants (the “prior registration statement”), which was subsequently declared effective by the SEC on July 15, 2019. Pursuant to Rule 429 under the Securities Act, this registration statement, which is a new registration statement, combines the 24,319,443 ordinary shares from the prior registration statement, which remain unsold, with an additional 1,432,571 ordinary shares, all of which are registered hereby for offer and resale by the selling shareholders named in the prior registration statement and to be named in a prospectus supplement, to enable an aggregate of 25,752,014 ordinary shares to be offered pursuant to the combined prospectus. Pursuant to Rule 429 under the Securities Act, this registration statement also constitutes a post-effective amendment to the prior registration statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 7, 2020

PROSPECTUS

Bioceres Crop Solutions Corp.

(incorporated in the Cayman Islands)

This prospectus relates to the resale, from time to time, of (i) 1,432,571 ordinary shares, par value $0.0001 per share (“ordinary shares”), of Bioceres Crop Solutions Corp., and (ii) 24,319,443 ordinary shares previously registered pursuant to our registration on Form F-1 (File No. 333-231883), which we filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 31, 2019, and was declared effective by the SEC on July 15, 2019 (the “prior registration statement”). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the prior registration statement and includes ordinary shares previously registered by us pursuant to such prior registration statement.

The ordinary shares are being offered by the selling shareholders identified herein and we will not receive any proceeds from the sale of the securities under this prospectus. Information regarding the selling shareholders, the number of ordinary shares that may be sold by them, and the times and manner in which they may offer and sell the ordinary shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We do not know when or in what amount the selling shareholders may offer the securities for sale. The selling shareholders may sell any, all, or none of the securities offered by this prospectus.

Our ordinary shares trade on the NYSE American (“NYSE”) under the symbol “BIOX”. The last sale price of our ordinary shares on April 2, 2020 was $4.74 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2020.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. The selling shareholders may offer and sell any combination of the securities identified in this prospectus.

This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

Business Combination

On March 14, 2019, Union Acquisition Corp. (“Union” or “UAC”), which subsequently changed its name to Bioceres Crop Solutions Corp., consummated a business combination (the “business combination”) pursuant to a share exchange agreement, dated as of November 8, 2018 (as amended, the “Exchange Agreement”), by and among UAC and Bioceres, Inc., a company incorporated under the laws of Delaware, which converted into Bioceres LLC pursuant to the Reorganization (as defined below) on February 28, 2019.

Prior to the consummation of the business combination on March 14, 2019, the following steps took place among Bioceres, Inc. and certain of its affiliates (collectively the “Reorganization”).

On February 13, 2019, Bioceres, Inc. formed a new subsidiary, BCS Holding Inc. (“BCS Holding”), and contributed all of its assets (including its crop business assets) to BCS Holding in exchange for 100% of the equity interests in BCS Holding. On February 28, 2019, Bioceres, Inc. converted into Bioceres LLC, and on March 1, 2019, Bioceres S.A., a company organized under the laws of Argentina and our ultimate parent company (the “Parent”) contributed all of its equity interest in Bioceres Semillas S.A. (“Bioceres Semillas”) (its direct majority owned subsidiary) to Bioceres LLC in exchange for additional equity interests in Bioceres LLC.

In addition, concurrently with the consummation of the business combination on March 14, 2019, the Rizobacter Call Option (as defined below) was exercised, pursuant to which the total indirect ownership of BCS Holding in Rizobacter increased to 80.00% of all outstanding stock of Rizobacter. On October 22, 2018, Parent, RASA Holding LLC, a Delaware limited liability company and a wholly owned subsidiary of Bioceres, Inc., now a wholly-owned subsidiary of BCS Holding (“RASA Holding”), and Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp., as sellers (collectively, the “Grantors”) entered into an amended and restated option agreement, pursuant to which the Parent, RASA Holding or any of their nominated affiliates (including BCS Holding and its subsidiaries) would have the option (the “Rizobacter Call Option”) to purchase from the Grantors all of their 11,916,000 shares of common stock (par value AR$1 each and 5 votes per share) of Rizobacter Argentina S.A., an Argentine corporation and a subsidiary of RASA Holding (“Rizobacter”), representing 29.99% of all outstanding common stock of Rizobacter. Consideration for the Rizobacter Call Option was in cash and in the form of BIOX shares. On April 29, 2019, pursuant to the exercise of a put option by the Grantors under an option agreement granted pursuant to the Rizobacter Call Option, 938,604 of BIOX shares held by the Grantors were sold to Bioceres LLC.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “BIOX” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Bioceres Crop Solutions Corp., together with its subsidiaries. The ordinary shares that may be offered using this prospectus are referred to collectively as the securities.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference herein; it does not contain all of the information that is important to you. You should read this prospectus, including the information incorporated by reference, in its entirety. Investors should carefully consider the information set forth under the “Risk Factors” section.

Overview

We are a fully-integrated provider of crop productivity technologies designed to enable the transition of agriculture towards carbon neutrality. To achieve this, we create economic incentives for farmers and other stakeholders to adopt environmentally friendly production practices. We have a unique biotech platform with high-impact, patented technologies for seeds and microbial ag-inputs, as well as next generation crop nutrition and protection solutions. Along with our HB4® — drought tolerant seed technology program, we also bring digital solutions to support growers’ decisions and provide end-to-end traceability for production outputs. Our headquarters and primary operations are based in Argentina, which is our key end-market as well as one of the largest markets globally for biotech crops. Our controlling shareholder, Bioceres S.A., leverages its relationship with its shareholders, many of whom are agricultural leaders and key participants in our end-markets, to increase adoption of our products and technologies. In 2016, we raised capital through financing from strategic investors such as Monsanto and BAF Capital, which we believe represents validation of our business model as well as endorsement of our products.

We believe that multiple levers for growth, including our robust product pipeline, a well-invested asset base and extensive geographic distribution and commercial footprint, make us an effective flagship agricultural solutions provider, as well as a natural partner for global agricultural solutions companies.

Recent Developments

The information contained in this section supplements the information contained in our most recent annual report for the fiscal year ended June 30, 2019 on Form 20-F, filed with the SEC on October 24, 2019 (the “Annual Report”). To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section.

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, reaching over 465,000 confirmed cases in 200 countries and territories by late March. COVID-19 has disrupted business activities in Argentina and worldwide. The Argentine government has issued a stay-home order from March 20 to March 31, 2020, restricting the free circulation in public areas and ordering most businesses to close, with certain exemptions. On March 29, 2020, president Fernández announced that the order would be extended until April 13, 2020. The Company’s operations, which involve agricultural production and commercialization activities, have been exempted from the order. Consequently, our financial condition, liquidity position and results of operations have not been materially impacted as we have been allowed to continue with our operations. See “Risk Factors—Risks Related to Our Business” in our Annual Report as supplemented by “Risk Factors—Risks Related to Our Business” in this prospectus for a discussion of information that should be considered in connection with the potential impact of COVID-19 as well as with an investment in our securities.

Secured convertible promissory notes due 2023

On March 6, 2020, we issued $42.5 million secured convertible promissory notes due 2023 (the “Notes”) in a private placement. The Notes will mature on March 6, 2023 unless earlier converted or repurchased. The conversion price of the Notes is $8.00 per share (the “Strike Price”). The Notes are convertible into cash, ordinary shares or a combination of cash and shares at the holders’ option upon maturity or the occurrence of a change of control. At any time prior to maturity, we may elect to convert the Notes into ordinary shares through a mandatory conversion, provided that our free float exceeds $100 million and the share price has traded above the Strike Price for 10 consecutive days. See “Risk Factors—Risks Related to Our Securities” in our Annual Report as supplemented by “Risk Factors—Risks Related to Our Securities” in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Compensation

In October 2019, the shareholders’ annual general meeting granted stock options to purchase 1,200,000 ordinary shares to certain executives and directors of the Company. The exercise price of each stock option is US$4.55. Stock options vest during a period of three years, with 1/3 of the stock options vesting every 12 months pro rata to the time served as executive or director of the Company. The stock options are exercised on a cashless basis, which allows the beneficiaries to receive a number of ordinary shares equivalent to the difference between the exercise price and the volume weighted average price of the ordinary shares during the twenty-day period prior to the exercise date. The stock options expire on October 31, 2029.

The shareholders’ annual general meeting also awarded ordinary shares for an equivalent of up to an aggregate of US$580,000 to certain executives of the Company, to tie a portion of their compensation to financial and operational objectives. Each year the Board of Directors will define the objectives upon approval of the annual budget and the ordinary shares so awarded will vest over time and subject to achieving such objectives. Additionally, the shareholders’ annual general meeting awarded an aggregate of 530,000 ordinary shares to certain executives of the Company. The award is conditioned upon the Company’s meeting certain share price targets in a three-year period. Finally, the shareholders’ annual general meeting granted a cash bonus for the equivalent of up to five salaries to certain executives of Rizobacter Argentina S.A. The cash bonus may be increased by the equivalent of US$30,000 if the beneficiaries decide to receive it in ordinary shares. The bonus depends upon the Company’s meeting certain financial and operational objectives.

See “Risk Factors—Risks Related to Our Securities” in our Annual Report as supplemented by “Risk Factors—Risks Related to Our Securities” in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Corporate Information

Our principal executive offices are located at Ocampo 210 bis, Predio CCT, Rosario, Santa Fe, Argentina, and our telephone number is +54 341 486-1100. We were incorporated as an exempted company under the laws of the Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 10 E. 40th Street, 10th Floor, New York, NY 10016.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report, which is incorporated herein by reference, as well as the risks described below, in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to Our Business

COVID-19 could have an adverse material effect on our business, financial condition and results of operations

The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on our operational and financial performance as well as liquidity position will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors, all of which are uncertain and cannot be predicted.

The long-term effects to the global economy and the Company of epidemics and other public health crises, such as the on-going COVID-19, are difficult to assess or predict, and may include risks to employee health and safety, closure or interruption of manufacturing facilities and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in any of our targeted markets may have a material and adverse effect on our business, liquidity position, financial condition and results of operations.

We may also be affected by a decline in the demand of our products, or the need to implement policies limiting the efficiency and effectiveness of our operations. The Argentine government has issued a stay-home order from March 20, 2020 to March 31, 2020, restricting the free circulation in public areas, streets and roads, and the performance of any events involving meetings. On March 29, 2020, president Fernández announced that the order would be extended until April 13, 2020. It also ordered stores, restaurants, shopping malls, theaters and other similar businesses to close, with certain limited exemptions. The Company’s operations, which involve agricultural production and commercialization activities, have been exempted from the order. Nonetheless, we cannot predict whether our operations will remain exempted in the future. The order also provides that private sector employees will be entitled to receive their compensation in full during the restrictions. We cannot predict whether the order will be extended and, in such case, for how long, or whether additional restrictions will be implemented. At this point, the impact that COVID-19 and the order could have on our business, financial condition, liquidity position and results of operations is uncertain.

Risks Related to Operating in Argentina

Our business, results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates, including between the U.S. dollar and the peso.

In recent years, and especially during the last months, the peso has suffered significant devaluations against the U.S. dollar. In 2015, the peso depreciated 51.73% against the U.S. dollar primarily after the lifting of certain foreign exchange restrictions in December, mainly because of the substantial reduction of the spread between the exchange rate on the Argentine Exchange Currency Market (Mercado Único y Libre de Cambio) (“MULC”) and the unofficial market. Since December 2015, the Central Bank of Argentina (Banco Central de la República Argentina) (“Central Bank”) allowed the peso to float, and in 2016 and 2017 the peso depreciated 22.15% and 18.45% against the U.S. dollar, respectively.

Due to several external and internal factors, in 2018 the peso suffered a new sharp depreciation of 103.83%, and despite the measures adopted by the Argentine government to control the foreign exchange rate, the peso continued depreciating during 2019. Mr. Alberto Fernández was selected as the presidential candidate for the Frente de Todos coalition at the mandatory primary elections held in Argentina on August 11, 2019 (Primarias Abiertas, Simultáneas y Obligatorias or “PASO”). Until the PASO, the peso depreciated 19.70% against the U.S. dollar. However, between the PASO and August 30, 2019, the depreciation of the peso against the U.S. dollar accelerated, accumulating an additional 30.12%. As a result, on September 1, 2019, the Argentine government reinstated strict restrictions and foreign exchange controls, substantially limiting the ability of legal entities and individuals to obtain foreign currency or make certain payments or distributions from Argentina, until December 31, 2019. Mr. Fernández was elected president in the runoff national presidential elections that took place in Argentina on October 27, 2019 and took office on December 10, 2019. After president Fernández took office, the Fernández administration extended the foreign exchange restrictions and controls established by the Macri administration indefinitely.

After the reinstatement of the foreign exchange restrictions, the depreciation of the peso decelerated, ending 2019 with a total depreciation of 59.02% against the U.S. dollar. Between January 1st, 2020 and March 20, 2020 the peso depreciated 3% against the U.S. dollar. However, in response to the reinstatement of the foreign exchange restrictions, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differs substantially from the official exchange rate. As of March 20, 2020, the official selling exchange rate in the MULC was 65 pesos per each U.S. dollar, while the selling exchange rate in the unofficial exchange market was 84 pesos per each U.S. dollar.

On December 17, 2019, the Fernández administration submitted a bill proposing a wide range of economic and social reforms to Congress, the Ley de Solidaridad Social y Reactivación Productiva en el Marco de la Emergencia Pública (the “Solidarity Law”). Following Congressional approval, on December 23, 2019, President Fernández promulgated the Solidarity Law. The new legislation declared a state of public emergency, which will remain in force until December 31, 2020, in economic, financial, fiscal, administrative, pensions, tariff, energy, health and social matters. The Solidarity Law sanctioned the delegation of certain legislative powers to the Executive Power in order to tackle social and economic distress, as well as to adjust Argentina’s public debt profile. In addition, the Solidarity Law established a new 30% tax on the purchase of foreign currency for portfolio purposes and purchases with credit and debit cards out of Argentina.

The sharp depreciation of the peso has fostered inflation and created a strong volatility in the U.S. dollar exchange rate that gave raise to doubts on further depreciations of the peso and the control of the inflation levels, which could lead to a new financial crisis. Furthermore, the unofficial foreign exchange rate increased considerably recently, mainly prompted by the global crisis and the worldwide stock market plunge caused by COVID-19 (see “—COVID-19 could have an adverse material effect on our business, financial condition and results of operations”) and the uncertainties on the ability of the Argentine government to successfully restructure its foreign sovereign debt (see “—Limited access of the Argentine government and the private sector to the international capital markets could adversely affect our financial condition”), among other factors. We are unable to predict the future value of the peso against the U.S. dollar. If the peso continues to devalue, all or some of the negative effects on the Argentine economy related to such devaluation could reappear.

Our consolidated financial information is presented in U.S. dollars. Therefore, the resulting exchange differences arising from the translation of balances and transactions in pesos to U.S. dollars are recognized in the financial gain or expense item. Fluctuations in exchange rates relative to the U.S. dollar could impair the comparability of our results from period to period and could have a material adverse effect on our results of operations and financial condition. In addition, our results of operations and financial condition are affected by changes in the peso to U.S. dollar exchange rate because the majority of our operations are conducted in Argentina and, accordingly, a significant portion of our costs are incurred in pesos, while our revenues are primarily denominated in or influenced by U.S. dollars.

Government intervention in the Argentine economy could adversely affect the economy and our financial condition and results of operations.

During recent years, the Argentine government increased its direct intervention in the economy, including through the implementation of regulation of market conditions, expropriations or nationalizations and price controls.

For example, in 2012 the Argentine Congress approved a bill to expropriate the shares held by the Spanish Group Repsol in YPF S.A., representing 51% of the shares of YPF S.A. In December 2012 and July 2013, the Argentine Congress established new regulations relating to domestic capital markets. The new regulations generally provided for increased intervention in the capital markets by the government, authorizing, for example, the CNV to appoint observers with the ability to veto the decisions of the board of directors of companies admitted to the public offering regime under certain circumstances and suspend the board of directors for a period of up to 180 days. This power was later abrogated by the Law No. 27,440.

In September 2014, the Argentine Congress enacted Law No. 26,991 which amends the Supply Law No. 20,680 (Ley de Abastecimiento) that enables the Argentine government to intervene in certain markets when it considers that any party to such market is trying to impose prices or supply restrictions in such market. This law applies to all economic processes linked to goods, facilities and services which, either directly or indirectly, satisfy basic needs of the population (so-called “basic needs goods”), and grants broad powers to the relevant enforcing agency to become involved in such processes. It also empowers the enforcing agency to order the sale, production, distribution and/or delivery of basic needs goods throughout the country in case of a shortage of supply.

In August 2019, the Argentine government issued decrees eliminating the value added tax (VAT) on certain basic food products until December 31, 2019, freezing fuel prices until November 13, 2019 and authorizing the Secretariat of Energy to adopt measures necessary to normalize fuel prices; the Secretariat of Energy approved an increase of 4% on fuel prices in September 2019. However, the Argentine Supreme Court issued an injunction stating that the fiscal costs of the VAT reduction must be borne by the federal government only, and it could not affect the revenues of the provinces; consequently, the elimination of the VAT was not extended beyond December 31, 2019. The Fernández administration reached an agreement with the supermarkets for the elimination and/or the reduction of the VAT on certain basic food products. On February 28, 2020, the Argentine Congress enacted the Products Display Law No. 27,545 (Ley de Góndolas), which was promulgated on March 16, 2020, and which regulates the offer and display of products in supermarkets.

Substantially all of our assets are located in Argentina. Therefore, we are subject to political uncertainties, including expropriation or nationalization of our business or assets, or subject to renegotiation or annulment of existing contracts and other similar risks. In the future, intervention in the economy by the Argentine government may continue or increase, the occurrence of which may adversely affect Argentina’s economy and, in turn, our business, results of operations and financial condition. We cannot assure investors that these or other measures that may be adopted by the Argentine government in the future in response to social unrest, such as nationalizations, intervention by the CNV, forced renegotiations or modifications of existing contracts, new tax policies, price fixing, regulations and reforms affecting foreign trade and investments, will not have a material adverse effect on the Argentine economy and, consequently, will not adversely affect our business, results of operations and financial condition.

The results of the negotiations on the restructuring of the IMF’s three-year Stand-By Arrangement for Argentina could have an adverse effect on the Argentine economy in general and our business in particular.

In late May 2018, the Macri administration requested the IMF financial support to help strengthen the Argentine economy in light of the financial market turbulence suffered in early 2018. In June 2018, Argentina and the IMF reached an agreement on an economic plan that could be supported by IMF financing in the form of a Stand-By Arrangement for $50 billion, and on June 20, 2018, the IMF’s Executive Board approved such plan and the consequent three-year Stand-By Arrangement. On September 2018, the Argentine government negotiated an extension to the Stand-By Arrangement from $50 billion to $57.1 billion. The IMF has disbursed an aggregate of US$44.70 billion.

The purpose of the Stand-By Arrangement was to support the Argentine government’s economic priorities, which include strengthening the Argentine economy and protecting the living standards of the Argentine citizens. After assuming office in December 2019, the Fernández administration announced that would not request the disbursements of the pending amounts under the Stand-By Arrangement and is negotiating the extension of the repayment terms that mature in 2021 and 2022.

We cannot guarantee that the Argentine government and the IMF will reach an agreement on the restructuring of the Stand-By Arrangement, nor are we able to predict the future consequences for the Argentine economy in general or our business in particular if such agreement fails.

Limited access of the Argentine government and the private sector to the international capital markets could adversely affect our financial condition.

After Argentina’s 2001 sovereign default, resulting from defaulted bonds exchanges in 2005 and 2010, Argentina restructured approximately 91% of its defaulted debt that was eligible for restructuring. Holdout bondholders that declined to participate in the restructurings, however, filed lawsuits against Argentina in several countries, including the United States. Since late 2012, rulings from courts in the United States favored holdout bondholders.

During the first quarter of 2016, the Macri administration reached settlement agreements with holders of a significant portion of the defaulted bonds and has repaid the majority of the holdout creditors. Although the size of the claims involved decreased significantly, litigation initiated by bondholders that have not accepted Argentina’s settlement offer continues in several jurisdictions.

Additionally, foreign shareholders of several Argentine companies have filed claims with ICSID, alleging that the emergency measures adopted by the Argentine government since the crisis in 2001 and 2002 differ from the just and equal treatment standards set forth in several bilateral investment treaties to which Argentina is a party. ICSID ruled against Argentina in many of these claims.

In January 2018, a new claim against the Argentine government was submitted by the fund “Draw Capital Partners” in New York in relation to certain interests due between 2014 and 2016. This claim has reopened discussions around Argentina’s foreign debt, despite the agreement reached by Macri’s administration to overcome the default.

Pursuant to a report issued by the Secretary of Finance of the Argentine government, as of December 2019, Argentina’s foreign debt amounted to US$311.2 billion, which represents 91.6% of Argentina’s debt-to-gross domestic product (“GDP”). In 2020 and 2021, the Argentine government must make payments of about US$52.0 billion and US$37.1 billion, respectively, on sovereign debt in U.S. dollar and pesos.

In addition, in January 26, 2020, the Province of Buenos Aires, the largest estate in Argentina, also had a maturity of provincial sovereign debt for US$277 million in principal amount and interests that, after the failure of the negotiations for an extension, canceled within the cure period on February 5, 2020. The Province of Buenos Aires has additional payments for US$110 million maturing in May 2020 and US$750 million maturing in June 2020.

In January 2020, a New York district court dismissed a US$84 million lawsuit filed by Aurelius Capital against Argentina related to the alleged payment shortfall under the GDP-linked bonds in 2013, while five additional claims are pending in New York and London over the same bonds. However, in March 2020, Aurelius Capital filed two new claims in New York for US$252 million alleging that the Republic of Argentina breached the terms and conditions of the GDP-linked bonds.

On February 13, 2020, US$1.6 billion of dual currency bonds issued by Argentina’s government matured. During February 2020, the Argentine government launched an offer to exchange the dual currency bonds with new peso-denominated bonds due in 2021, but only about 10% of the aggregate principal amount of the dual currency bonds was tendered. Following the failure of the exchange offer, the Argentine government sought to sell another peso-denominated bond, but ultimately cancelled that plan. The Argentine government then issued Decree No. 141/2020, pursuant to which it postponed the payment of principal and suspended the accrual of interest under the dual currency bonds until September 30, 2020.

Because the Argentine government is facing maturities of sovereign debt in U.S. dollars and pesos for about US$11 billion during the first quarter of 2020 and US$26 billion during the second quarter of 2020, the Executive Power is urged to successfully restructure its foreign sovereign debt as soon as possible. The sovereign debt maturing has collective action clauses pursuant to which the restructuring of their maturities requires the consent of holders holding at certain majorities of the aggregate principal amount of each of the bonds. However, it has been reported the existence of holders’ committees holding blocking positions in some or all of the bonds to be restructured.

Due to these payment obligations and the lack of the Argentine government’s access to additional international or multilateral private financing, along with the recent global crisis and worldwide market plunge caused by the COVID-19 (see “—COVID-19 could have an adverse material effect on our business, financial condition and results of operations”), there is a high degree of uncertainty regarding the ability of the Argentine government to make the payments due under its sovereign debt in the short- and medium-term.

On February 12, 2020, the Argentine Congress enacted Law No. 27,544 for the Restoration of the Sustainability of the Public Debt issued under Foreign Law, authorizing the Ministry of Economy to restructure the Argentine government external public debt. By Decree No. 250/2020 issued in March 9, 2020, the Executive Power authorized the negotiation of the restructuring of US$68.85 billion in foreign sovereign bonds. The Argentine government has postponed the announcement of an initial offer, which may include a large discount. On March 12, 2020, the Ministry of Economy of Argentina authorized the registration before the SEC of foreign sovereign bonds for a principal amount up to US$68.85 billion, but to be requested in partial amounts depending on the status of the restructuring negotiations. On March 16, 2020, the Argentine government filed a registration statement before the SEC requesting the registration of a prospectus for the issuance and sale or exchange of up to US$31.6 billion in new foreign sovereign bonds or warrants convertible into new bonds.

If the Argentine government does not successfully restructure the foreign sovereign bonds, Argentina may default on its sovereign debt again. In such event, Argentina’s ability to obtain international or multilateral private financing or direct foreign investment may be limited, which may in turn impair its ability to implement reforms and public policies to foster economic growth, impair the ability of private sector entities to access the international capital markets or make the terms of such financing much less favorable that those accessible by companies in other countries in the region and may accelerate the depreciation of the peso, foster inflation and deepen the economic crisis and recession. In addition, Argentina may face again litigation from sovereign debt holdout holders.

Lack of access to international or domestic financial markets could affect the projected capital expenditures for our operations in Argentina, which, in turn, may have an adverse effect on our financial condition or the results of our operations.

An increase in export and import duties and controls may have an adverse impact on our business.

Since 2002, the Argentine government has imposed duties on the exports of various primary and manufactured products. The majority of such duties were suspended or subject to progressive reduction after the Macri administration took office in December 2015. In September 2018, general export duties were re-imposed and the progressive reduction of export duties on soybean products stopped. For example, a general additional export duty has been imposed on all exports of goods, levied on the lower of 12% of the good’s FOB value or AR$3 or AR$4 per U.S. dollar, depending on the goods.

On December 4, 2018, the Argentine Congress approved the budget bill for 2019 through Law 27,467, which amended the Customs Code to allow for duties to be applied to the exportation of services. In addition, the Executive Power was allowed to impose export duties of up to 30% until December 31, 2020. However, in case of services and goods that were not subject to export duties before September 2, 2018, the maximum rate was 12%. On January 2, 2019, the Executive Power issued Decree No. 1201/2018, which established an export duty on export of services at a rate of 12% with a maximum limit of pesos (ARS) 4 per each U.S. dollar of the amount arising from the invoice or equivalent document. A service is deemed “exported” when it is rendered in Argentina, but it is effectively used or exploited offshore. Such utilization or exploitation is effective upon the first utilization or act of disposal of the service by the recipient even when, if appropriate, the latter intends such service for consumption.

In December 2019, the Solidarity Law established new maximum export duties of 33% for soybean, 15% for goods that were not subject to the payment of export duties as of September 2, 2018, 5% for agroindustry products of regional economies defined by the Executive Power, and 5% for industry goods and services.

On December 28, 2019, Decree 99/2019 was published in the Official Gazette to extend the application of duties on export of services until December 31, 2021 with a rate of 5% without limit. The new rate is in force from January 1, 2020.

As of February 29, 2020, the following crops exports were subject to the following export duties: soybean and soy products 30%, corn, wheat, barley, sunflower and sorghum 12%, corn and wheat flour 9% and sunflower oil 12%. However, on March 4, 2020, the Executive Power issued Decree No. 230/2020 pursuant to which increased the export duties for soybeans and soy product from 30% to 33%, and reduced export duties for sunflower from 12% to 7%, for corn flour from 9% to 5%, for wheat flour from 9% to 7% and for sunflower oil from 12% to 5%.

The government imposed the Import Monitoring System (the “SIMI”) in December 2015. Under this new system, importers are required to submit certain information electronically through the SIMI application which, once approved, will be valid for 90 calendar days.

The Argentine government has also enacted an import licensing regime that includes automatic and non-automatic licensing for imports according to the tariff codes of the goods to be imported. Automatic import licensing implies that the importer must only get through the SIMI and any other certification related to the imported goods. Non-automatic licensing implies that the authorities also have a ten-day term to either approve or reasonably reject the import license requested due to its effect on local businesses, aside from the other import requirements that the goods may have (including SIMI and certifications).

Notwithstanding the above, we cannot make assurances or predictions that there will not be further increases in the export duties or that other new export duties, taxes, quotas or restrictions will not be imposed. The imposition of new export duties, taxes, quotas or restrictions or a significant increase in existing export duties or the application of export quotas or the imposition of regimes that aim to restrict or control imports and exports could adversely affect our financial condition or results of operations.

A continued decline in the global prices of Argentina’s main commodity exports could have an adverse effect on Argentina’s economic growth.

High commodity prices have contributed significantly to the increase in Argentine exports since 2002 as well as in governmental revenues from export taxes. However, relying on the export of certain commodities, such as soy, has made the Argentine economy more vulnerable to fluctuations in the prices of commodities. Since the beginning of 2015, international commodity prices of Argentina’s primary commodity exports have declined, which has had an adverse effect on Argentina’s economic growth.

Recently, prompted by the global crisis caused by the COVID-19 (see “—COVID-19 could have an adverse material effect on our business, financial condition and results of operations”) and the significant decrease in oil prices, international commodity prices continued decreasing. If international commodity prices continue to decline, the Argentine economy could be adversely affected.

These circumstances would have a negative impact on the levels of government revenues, available foreign exchange and the government’s ability to service its sovereign debt, and could either generate recessionary or inflationary pressures, depending on the government’s reaction. Either of these results would adversely impact Argentina’s economic growth and, therefore, our financial condition and results of operations.

The implementation of exchange controls and restrictions on capital inflows and outflows could limit the availability of international credit, adversely affecting the Argentine economy, and, as a result, our financial condition and results of operations.

Starting in 2001, and increasingly from 2011 until President Macri assumed office in December 2015, the Argentine government increased foreign exchange controls. Together with regulations established in 2012 that subjected certain foreign exchange transactions to prior approval by the Argentine tax authorities or the Central Bank, the measures taken by the previous administration significantly curtailed access to the foreign exchange market by Argentine and non-Argentine individuals and private sector entities. In response, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differed substantially from the official peso-U.S. dollar exchange rate.

In the past, the Argentine government also imposed informal restrictions, such as limitations on the ability of certain local companies and individuals to purchase foreign currency. These restrictions on foreign currency purchases started in October 2011 and tightened during 2012 through 2014 until the end of 2015. Informal restrictions may consist of de facto measures restricting local residents and companies from purchasing foreign currency through the foreign exchange market to make payments abroad, such as dividends, capital reductions, and payment for importation of goods and services.

Exchange controls have general affected the level of international reserves deposited with the Central Bank, which significantly decreased from US$47.4 billion as of November 1, 2011 to US$25.6 billion (Ps.332.9 billion) as of December 31, 2015, resulting in a reduced capacity of the Argentine government to intervene in the foreign exchange market and to provide access to such markets to private sector entities like our Argentine subsidiaries. As of December 31, 2017, the level of international reserves deposited with the Central Bank was US$55.1 billion; as of December 31, 2018, US$65.7 billion and US$44,7 as of December 31, 2019.

In order to control the foreign exchange crisis that began in 2018, in October 2018 the Central Bank defined zones of foreign exchange intervention and non-intervention and in September 1, 2019 restated strict foreign exchange restrictions until December 31, 2019. However, after taking office in December 2019, the Fernández administration extended the foreign exchange restrictions and controls established by the Macri administration indefinitely, and announced that his administration would continue with the Central Bank’s zero currency issuance policy and increased taxes to finance the fiscal deficit. However, it is yet uncertain whether the Central Bank will be able to continue with this policy or the effects that these measures will have on the fiscal deficit and on the economy in general. See “—Our business, results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates, including between the U.S. dollar and the peso.”

In the future, the Argentine government could maintain the current foreign other exchange controls or even increase them by the imposition of additional purchase and/or transfer restrictions, repatriation obligations, mandatory deposits and the adoption of other measures in response to capital flight or a continued significant depreciation of the peso, all of which could limit our ability to access the international capital markets. Such measures could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth, which, in turn, could impair the ability of our Argentine subsidiaries to make dividend payments and adversely affect our business and results of operations.

The Argentine government may order salary increases for employees in the private sector, which could increase our operating costs and adversely affect our results of operations.

In the past, the Argentine government has passed laws, regulations and decrees requiring companies in the private sector to increase wages and provide specified benefits to employees and may do so again in the future. Argentine employers, both in the public and private sectors, have experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. Due to the high levels of inflation, employees and labor organizations are demanding significant wage increases. The Argentine government increased the minimum salary several times from AR$3,600 in January 2014 to AR$16,875 in October 2019.

The INDEC published data regarding the evolution of salaries in the private and public sectors reflects salary increases of approximately 26.7% and 25.26%, respectively, between January 2017 and December 2017, approximately 28.3% and 27.2%, respectively, between January 2018 and December 2018, and approximately 43.8% in both the private and public sector between January 2019 and December 2019.

Due to high levels of inflation, employers in both the public and private sectors are experiencing significant pressure from unions and their employees to further increase salaries. On November 12, 2018, the Argentine government issued a decree imposing the payment of an extraordinary non-remunerative bonus of AR$5,000 to all workers in the private sector, to be paid in two installments in December 2018 and February 2019, and imposing a notice requirement until March 31, 2019, under which all private sector employers must give notice of any proposed layoffs without cause to the Argentine Ministry of Production and Work, at least ten days prior to the proposed layoffs. On September 25, 2019, the Argentine government issued a decree imposing the payment of an extraordinary non-remunerative bonus of AR$5,000 to all workers in the private sector, to be paid in October 2019 or as determined by each union.

In 2019, different unions requested salary increases to further compensate for the inflation during 2018, as well as quarterly and monthly revisions during 2019. For example, oil industry workers obtained a salary increase of 28% for 2019 plus a 14.7% additional compensation for 2018.

On December 13, 2019, the Executive Power issued Decree No. 34/2019, which duplicated the amount of the statutory severance payments payable to employees hired before December 13, 2019 and laid-off between December 13, 2019 and June 13, 2020. Moreover, by Decree No. 14/2020 issued on January 3, 2020, the Executive Power approved a mandatory salary increase for private sector employees of AR$3,000 in January 2020 and additional AR$1,000 in February 2020. Pursuant to the Solidarity Law, the Argentine government may apply mandatory salary increases to private entities. Through Decree No. 14/2020 issued on January 3, 2020, the Executive Power approved a mandatory salary increase for private sector employees of AR$3,000 in January 2020 and additional AR$1,000 in February 2020.

These bonuses and similar salary increases and additional payments could also have an effect on inflation, and, if, as a result of such measures and demands, future salary increases in the peso exceed the pace of the devaluation of the peso, this could have a material and adverse effect on our costs and business, results of operations and financial condition.

Argentine exchange controls and restrictions have been reinstated in Argentina limiting the access to the MULC and impairing the availability of international credit and access to capital markets and our ability to receive dividends and distributions from our Argentine subsidiaries, receive the proceeds of any sale of our assets in Argentina and receive certain payments from our Argentine subsidiaries through the MULC.

Due to the foreign exchange crisis in August 2019 and the continued reduction of the Central Bank’s foreign currency reserves, since September 1, 2019, the Argentine government reinstated strict exchange controls and transfer restrictions, substantially limiting the ability of legal entities and individuals to obtain foreign currency or make certain payments or distributions out of Argentina.

Among others, the foreign exchange restrictions require the prior authorization of the Central Bank for the access to the MULC for purposes of acquiring foreign currency for portfolio purposes by legal entities and making dividend distributions (except in certain limited circumstances and amounts).

Pursuant to the new foreign exchange regulations, our Argentine subsidiaries have access to the MULC to make payments of dividends or other distributions of earnings out of Argentina from January 17, 2020 without the prior authorization of the Central Bank up to an amount equal to 30% of the value of all new capital contributions of foreign direct investments made to our Argentine subsidiaries since such date to the extent that the proceeds of those capital contributions have been repatriated into Argentina and converted into pesos through the MULC and they have been capitalized and the registration of such capitalization has been requested before the Public Registry of Commerce. The access to the MULC for the payment of dividends in excess of the amounts described above or not complying with those requirements are subject to the prior authorization of the Central Bank.

The new foreign exchange regulations have also restricted the ability of our Argentine subsidiaries to access the MULC to acquire foreign currency without the prior authorization of the Central Bank for portfolio purposes or for purposes of making prepayments under commercial or financial indebtedness and have also restricted the ability of foreign residents to access the MULC to acquire foreign currency for any purpose, including for example for the conversion and transfer out of Argentina of the proceeds of the sale of assets received by the foreign resident in Argentina. Additionally, the new regulations provide that the proceeds of the disbursements of foreign financial loans incurred since September 1, 2019 must be transferred into Argentina and converted into pesos through the MULC in order to the Argentine resident debtor have access to the MULC for the payment of principal and interests under such foreign financial loan on their scheduled maturity.

In addition, the new foreign exchange regulations require the prior authorization of the Central Bank for making any payments of services to foreign related entities except for expenses payable for their normal operation.

In the past, the Argentine government also imposed informal restrictions, such as limitations on the ability of certain local companies and individuals to purchase foreign currency. Informal restrictions may consist in de facto measures restricting local residents and companies from purchasing foreign currency through the MULC to make payments out of Argentina otherwise permitted under the foreign exchange rules, such as payment for the import of goods and services.

In response to the reinstatement of the foreign exchange restrictions, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differs substantially from the official peso-U.S. dollar exchange rate. See “—Our business, results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates, including between the U.S. dollar and the peso.”

The access to foreign currency and its transfer abroad can also be obtained through capital markets transactions denominated blue-chip swaps, subject to certain restrictions, which, however are significantly more expensive than acquiring foreign exchange through the MULC.

These measures could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth, and could adversely affect our business and results of operations. In addition, we may be impaired from receiving payments and transfers from our Argentine subsidiaries or such payments and transfers could be subject to substantial additional costs which, in either case, could adversely affect our business and results of operations.

Foreign exchange restrictions have reinstated the mandatory repatriation of export receivables

The Argentine government has reinstated the mandatory repatriation into Argentina and the conversion into pesos through the MULC of the proceeds from the collections of foreign currency outside of Argentina by Argentine residents in connection with exports of the following goods since September 2, 2019, computed from the shipment date:

•       15 consecutive days for crops and soybean oil;

•       30 consecutive days for hydrocarbons and derivatives;

•       60 consecutive days for exports between related parties not including the goods described above and for metal ores and precious metals;

•       180 consecutive days for all other goods; and

•       365 consecutive days for small exports under the EXPORTA SIMPLE program for medium and small companies with annual FOB exports of less than US$600,000 and individual exports of less than US$15,000 each.

Regardless of the applicable maximum terms described above, upon collection of the export receivables, the proceeds thereof are subject to the mandatory repatriation within the five consecutive days computed from the date of payment or collection.

In addition, the Argentine government also reinstated the mandatory repatriation into Argentina and the conversion into pesos through the MULC of the receivables for export services within five consecutive days computed from the date they are received.

The reinstatement of the repatriation of export of goods and services receivables and the additional restrictions imposed on the access to the MULC could have a material adverse effect on our business, results of operations and financial condition.

Changes in Argentine tax laws may adversely affect the results of our operations, financial condition and cash flows.

On December 29, 2017, the Argentine government enacted Law No. 27,430 (the “Tax Reform”), which reduced the corporate income tax rate from 35% to 30% for fiscal years beginning on or after January 1, 2018 and 25% for fiscal years beginning on or after January 1, 2020. Additionally, the distribution of dividends is subject to a 7% tax rate related to financial results from fiscal years beginning on or after January 1, 2018 and 13% tax rate for the distribution of dividends related to financial results from fiscal years beginning on or after January 1, 2020.

According to the Solidarity Law, the corporate income and dividend tax rates for tax years commencing on or after January 1, 2020 through December 31, 2020 are 30% and 7%, respectively. Consequently, the effectiveness of the 25% and 13% tax rates have been delayed until tax years commencing after December 31, 2020.

The Solidarity Law also introduced amendments to the income tax, personal assets tax, excise tax on certain goods, tax on debits and credits in local bank accounts and social security rules. It also established a new tax on certain purchases of foreign currency, a new tax debt settlement plan for certain taxpayers, and established new rates on exports of goods and services.

Argentine companies are required to pay the personal assets tax corresponding to Argentine resident individuals, foreign individuals and foreign entities for holding equity interests in such companies as of December 31 of each year. The applicable tax rate until 2018 was 0.25% and the tax is levied on the equity stated in the latest financial statements.

Under the Solidarity Law, the tax rate applicable to shares or participations in the capital of companies governed by the Argentine General Companies Law was increased from 0.25% to 0.50% of the pro-rata equity value.

We cannot assure that the Argentine government or any of its political divisions will not adopt additional changes and reforms in tax matters, nor that these reforms and those that may be adopted in the future will not adversely affect our business, results of operations or financial condition.

The holding of Argentine companies’ equity by non-Argentine residents and dividend distributions from Argentine entities to non-Argentine residents may be subject to taxation in Argentina.

Non-Argentine residents are subject to Argentine personal assets tax for holding shares and other equity participations in Argentine companies as of December 31st of each year at a rate of 0.50%, which is levied on the proportional net worth value (valor patrimonial proporcional) of the shares arising from the last balance sheet. Argentine companies are obliged to pay the tax on behalf of their non-Argentine resident shareholders, partners or owners and are entitled to seek reimbursement from them.

As a result of the Tax Reform, dividends from profits obtained by Argentine entities during fiscal years beginning on or after January 1, 2018 and up to December 31, 2019, paid to non-Argentine Residents are subject to income tax withholding at a rate of 7% on the dividends paid levied, which rate is increased to 13% for profits obtained during fiscal years beginning on or after January 1, 2020. The 13% domestic rate may be reduced by application of tax treaties signed by Argentina. However, on December 23, 2019, the Solidarity Law established that the dividend tax rate for tax years commencing on or after January 1, 2020 through December 31, 2020 is 7%.

Consequently, the effectiveness of the 13% tax rate has been delayed until tax years commencing after December 31, 2020.

We cannot predict the full impact that the application of these taxes would have on the Company, which is not an Argentine company, BCS Holding Inc. and their other non-Argentine resident subsidiaries in connection with their holding of shares and equity in Argentine companies.

Risks Related to Our Securities

Conversion of the Notes would increase the number of ordinary shares and result in dilution to shareholders.

On March 6, 2020, we issued $42.5 million Notes in a private placement. The Notes will mature on March 6, 2023 unless earlier converted or repurchased. The conversion price of the Notes is $8.00 per share (the “Strike Price”). The Notes are convertible into cash, ordinary shares or a combination of cash and shares at the holders’ option upon maturity or the occurrence of a change of control. At any time prior to maturity, we may elect to convert the Notes into ordinary shares through a mandatory conversion, provided that our free float exceeds $100 million and the share price has traded above the Strike Price for 10 consecutive days.

The issuance of a substantial number of additional ordinary shares upon conversion of the Notes will result in dilution to the then existing holders of our ordinary shares and potentially increase the number of ordinary in the public market. Sales of substantial numbers of such ordinary shares in the public market could adversely affect the market price of our ordinary shares. See “Description of Share Capital—Secured Convertible Promissory Notes due 2023.”

Servicing the Notes requires a significant amount of cash, and we may not have sufficient cash flow to pay the Notes.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to many factors, including, economic, financial, competitive and other, beyond our control. We may elect to make interest payments under the Notes in kind, which will be capitalized, but if the Notes are not converted into ordinary shares, we will be required to pay the principal thereof in cash. Our ability to refinance the Notes, which mature in 2023, will depend on the financial markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, and limit our flexibility in planning for and reacting to changes in our business.

Holders of the Notes have the right to require us to repurchase their Notes for cash upon the occurrence of a change of control. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the price in cash with respect to any Notes surrendered by holders for repurchase upon a change of control. In addition, restrictions under our then existing credit facilities or other indebtedness, if any, may not allow us to repurchase the Notes upon a change of control. Our failure to repurchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes.

The exercise of outstanding warrants, including stock options that we have granted under compensation incentive plans, would increase the number of shares and result in dilution to shareholders.

UAC issued public warrants to purchase 11,500,000 ordinary shares as part of its initial public offering and private warrants to purchase 5,200,000 ordinary shares. Each public and private warrant became exercisable upon the completion of the business combination and will expire on the fifth anniversary of the completion of the business combination. In addition, 7,500,000 warrants have been issued in connection with the business combination. Furthermore, stock options with the right to purchase an aggregate of 1,200,000 ordinary shares have been granted under share option agreements and remained outstanding as of December 31, 2019. Additionally, we have granted additional compensation in ordinary shares to certain of our executives, executive directors and management. Such discretionary compensation is conditional upon the Company’s achieving certain financial and operational objectives as well as to certain share price targets.

The potential for the issuance of a substantial number of additional ordinary shares upon exercise of these warrants and stock options, as well as the issuance of ordinary shares for the purposes described above, will result in dilution to the then existing holders of our ordinary shares and increase the number of ordinary shares eligible for resale in the public market, if applicable. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:

•	our ability to develop and commercialize biotechnology products;

•	our ability to maintain our joint venture agreements with our current partners;

•	the success of the HB4 technology that we license and that remains subject to receipt of regulatory approval;

•	our or our collaborators’ ability to develop commercial products that incorporate our seed traits and complete the regulatory approval process for such products;

•	our expectations regarding the commercial value of our key products in yield and abiotic stress and biotic stress;

•	our expectations regarding regulatory approval of products developed by us, our joint ventures and third-party collaborators;

•	our ability to adapt to continuous technological change in our industry;

•	our expectations that products containing our seed traits will be commercialized and we will earn royalties from the sales of such products;

•	our expectations to accelerate the Microstar ramp up, our leading brand in micro-granulated fertilizers;

•	our expectations regarding the future growth of the global agricultural, agricultural biotechnology, biological-based chemical and agro-industrial biotechnology markets;

•	our ability to develop and exploit a proprietary channel for the sale of our biotechnology products;

•	our compliance with laws and regulations that impact our business and changes to such laws and regulations;

•	our ability to assemble, store, integrate and analyze significant amounts of public and proprietary data;

•	our ability to protect our intellectual property through patents, plant variety protection, trademarks, trade secret laws, confidentiality provisions, and licensing arrangements for the genes that we identify;

•	the impact of COVID-19 on the economy, our customers, employees and vendors as well as on our business, financial condition and results of operations; and

•	various other factors, including without limitation those described under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Cayman Islands. Substantially all of our and our subsidiaries’ assets are located outside the United States. Substantially all of our directors and officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Argentine counsel, Marval O’Farrell Mairal, of the uncertainty in terms of extent and timeliness for enforceability of liabilities predicated solely upon the federal securities laws of the United States in original actions in Argentine courts as compared to actions brought in a United States or other non-Argentine court, as well as with respect to the enforceability of judgments of United States courts in Argentine courts that were obtained in actions against us or the persons described above, that were predicated upon the civil liability provisions of the federal securities laws of the United States and which will be subject to compliance with certain requirements under Argentine law mentioned below, including the condition that any such judgment does not violate Argentine public policy (orden público).

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be recognized and enforced by the courts in Argentina, provided that the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code are met. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action, (3) the authenticity of the judgment must be established in accordance with the requirements of Argentine law, (4) the judgment does not violate the principles of public policy of Argentine law, and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention.

Enforcement of foreign judgments before the provincial courts of the Province of Santa Fe would be recognized provided that the requirements of Articles 269 through 271 of the Procedure Code of the Province of Santa Fe (approved by Law No. 5,531, as amended) are met as follows: (1) the judgment must not invalidate the jurisdiction of the Argentine courts; (2) if the defendant was domiciled in Argentina, the judgment must have not been issued as a default judgment; (3) the judgment must be valid according to Argentine law and must not violate the principles of public policy (public order) in Argentina; (4) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (5) if the jurisdiction where the judgment was rendered includes any additional requirement to enforce judgments rendered in Argentina, the judgment must also comply with such additional requirements; and (6) judgments rendered in Argentina must be enforceable in the jurisdiction where the judgment was rendered. Petition for enforcement shall be accompanied by authenticated copy of the relevant foreign laws evidencing satisfaction of the requirements described above, as applicable, duly translated by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898; the current court tax in the courts sitting in the Province of Santa Fe is also levied, for ordinary proceedings, at a rate of 3% of the amount claimed, in conformity with Articles 35 and 36 of Santa Fe Province Tax Law No. 3,650. Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff). A similar procedure, that is optional for the party trying to enforce a judgment obtained abroad in the Province of Santa Fe, may be followed as provided by Provincial Law No. 13,151 and its regulatory Decree No. 1747/2011 of the Province of Santa Fe. Enforcement of claims in Argentina may become limited by statute of limitations or the lapse of time.

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code or Article 269 of the Procedure Code of the Province of Santa Fe, as described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

Pursuant to Articles 102 through 104 of the Argentine Law No. 27,449, awards issued by foreign arbitral tribunals will be recognized and enforced by the courts in Argentina except where: (i) at the instance of either party, the court finds that (1) one of the parties to the arbitration clause was legally incapacitated; (2) the arbitral clause was not valid under the law elected by the parties or otherwise by the law of the jurisdiction where the award was granted; (3) the party against whom the award is enforced was not served notice of the appointment of the arbitrators or of the arbitration proceedings or otherwise did not have the opportunity to defend; (4) the award refers to issues not submitted to arbitration or exceeds the terms of the arbitration clause; (5) the appointment of the arbitral tribunal or the arbitration procedure did not comply with the arbitration clause or with the laws of the jurisdiction where the arbitration took place; or (6) the award is not yet enforceable or was suspended or annulled by a court of the jurisdiction where granted; or (ii) the court finds that: (1) the claim may not be submitted to arbitration under Argentine law; or (2) the recognition and enforcement of the award would violate the principles of international public policy under Argentine law.

Enforcement of claims and foreign judgments and submission to arbitration and enforcement of awards in Argentina are limited by bankruptcy, insolvency, reorganization, out of court restructuring, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

If insolvency proceedings are commenced in Argentina, the admission of creditors whose claims are payable outside Argentina and which do not belong to a foreign insolvency proceeding (whether because no such proceedings have been initiated or commenced or otherwise) is conditional upon submission of evidence that, reciprocally, a creditor whose claim is payable in Argentina may be allowed and paid pari passu in insolvency proceedings commenced in the country where the claim of the former is payable; provided, however, that if bankruptcy is also declared outside Argentina, any creditors who made a filing in the foreign bankruptcy proceedings will only be entitled to claim against the balance of assets remaining in Argentina, once all creditors in the bankruptcy proceedings in Argentina have been paid in full.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, or of any of our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions of Argentine law.

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling shareholders’ interests in our securities other than through a public sale.

We have registered the resale of 1,432,571 ordinary shares included in this prospectus and 24,319,443 ordinary shares pursuant to the prior registration statement, in order to permit such selling shareholders to offer the ordinary shares for resale from time to time. This prospectus covers the resale of (i) the ordinary shares held by the selling shareholders and (ii) the maximum number of ordinary shares issuable upon exercise of the warrants held by the selling shareholders.

Of the 24,319,443 ordinary shares registered pursuant to the prior registration statement: (i) 119,443 ordinary shares were issued to minority shareholders of Bioceres Semillas S.A. upon the exercise of their tag-along rights under a shareholders agreement, in connection with the consummation of the business combination; and (ii) 24,200,000 ordinary shares are underlying an equal number of warrants, of which: (a) 5,200,000 private placement warrants and 11,500,000 public warrants were issued in connection with the initial public offering of UAC, and (b) 7,500,000 warrants were issued to Bioceres LLC in connection with the business combination.

According to information derived from the registration statement on Form S-4 filed with the SEC by UAC on December 21, 2018, the 1,432,571 ordinary shares included in this prospectus were part of the ordinary shares issued by UAC in December 2017 to Kyle P. Bransfield, UAC’s chief executive officer, and Union Group International Holdings Limited (“UGI”), an affiliate of Juan Sartori, the Chairman of UAC’s board of directors, in connection with UAC’s organization, and Mr. Bransfield and UGI subsequently transferred a portion of such shares to certain individuals and entities, including UAC’s independent directors.

The following table sets forth, as of the date of this prospectus:

· the name of each selling shareholder for whom we are registering ordinary shares;

· the number of ordinary shares beneficially owned by the selling shareholders prior to the offering;

· the number of outstanding ordinary shares and the number of ordinary shares underlying warrants; and

· the number of ordinary shares and the percentage of ordinary shares to be beneficially owned by each selling shareholder after the offering (assuming all of the ordinary shares are sold by such selling shareholder).

This table was prepared solely based on information supplied to us by the listed selling shareholders and any Schedules 13D or 13G filed by the selling shareholders with the SEC, and assumes the sale of all of the securities offered hereby. The selling shareholders may sell all, some or none of their shares in this offering. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus. The selling shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

		Offered Hereby		After the Offering
Shareholder	Prior to the offering Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Warrants	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage
Marcos Enrique Guigou Cairús(1)	12,650	12,650	—
Agrosudeste S.A.(2)	15,668	15,668	—
Alberto L. Marchionni(3)	9,488	9,488	—
Battistino, Roberto Federico(4)	1,581	1,581	—
Cooperativa Agrícola Ganadera y de Servicios Públicos Aranguren Ltda.(5)	6,325	6,325	—
El Terruño de los Cuatro S.R.L.(6)	6,325	6,325	—
Enrique M. Baya Casal S.A.(7)	8,434	8,434	—
Kiñewen S.A.(8)	7,834	7,834	—
Kugler Matías(9)	3,917	3,917	—
La Clementina S.A.(10)	7,834	7,834	—
La Lucía S.A.(11)	15,813	15,813	—
Los Grobo Agropecuaria S.A.(12)	7,834	7,834	—
Semillas de la Sierra S.R.L(13)	7,834	7,834	—
Sahores, Norberto Rinaldo(14)	1,581	1,581	—

		Offered Hereby		After the Offering
Shareholder	Prior to the offering Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Warrants	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage
Spelanzón Pablo(15)	6,325	6,325	—
Union Group International Holdings(16)	1,107,216	1,107,216	3,000,000
Union Acquisition Associates, LLC(17)	121,449	121,449	1,190,000
James Manley(18)	45,673	45,673	500,000
William B. Buchanan, Jr. (19)	4,910	4,910	68,084
Patrick A. Sturgeon(20)	1,803	1,803	25,000
Joseph LaSala(21)	721	721	10,000
Michael D. Fontaine(22)	360	360	5,000
Graham Powis(23)	776	776	10,750
Scott Katzmann(24)	4,910	4,910	68,083
Harris Lydon(25)	4,910	4,910	68,083
Cede & Co(26)	—	—	11,500,000
Ladenburg Thalmann & Co Inc.(27)	18,389	18,389	255,000
Bioceres LLC(28)	—	—	7,500,000
PENSCO Trust Company(29)	75,000	75,000	—
Gerald W. Haddock(30)	12,500	12,500	—
Daniel W. Fink(31)	12,500	12,500	—
Kyle P. Bransfield(32)	8,954	8,954	—
Joseph J Schena(33)	12,500	12,500	—

Notes:—

* Less than 1%.

(1)	The business address of this person is Asencio 1400, Dolores Soriano, Uruguay.
(2)	The business address of this entity is Ruta 9 y Rosario de Santa Fe, Marcos Juárez, Córdoba.
(3)	The business address of this person is Sarmiento 237, Hughes, Santa Fe.
(4)	The business address of this person is Rivadavia 555, Piedritas, Buenos Aires.
(5)	The business address of this entity is Pte Ilia y Moreno, Villa Aranguren, Entre Ríos.
(6)	The business address of this entity is Calle 22 N° 63, Ameghino, Buenos Aires.
(7)	The business address of this entity is 25 de mayo 347, 5th floor, CABA.
(8)	The controlling shareholder of this entity is Aimar Dimo, a member of the board of directors of Bioceres S.A., our Parent. The business address of this entity is Ruta Nacional 33, Km 546, Santa Fe.
(9)	Mr.Matías Kugler is alternate director of Bioceres S.A., our Parent. The business address of this person is Los Platanos 1935, Venado Tuerto, Santa Fe.
(10)	The controlling shareholder of this entity is Juan José Trucco, brother of Federico Trucco, CEO& President of the Company. The business address of this entity is Av. Falucho 976, San Jorge, Santa Fe.
(11)	The business address of this entity is 25 de mayo 515, Monte Buey, Córdoba.
(12)	The business address of this entity is RN 5 km 309, Carlos Casares, Provincia de Buenos Aires.
(13)	The business address of this entity is Cerrito 1070, CABA.
(14)	The business address of this person is Salta 676, Piedritas, Buenos Aires.
(15)	The business address of this person is Belgrano 1707, Bragado, Buenos Aires.
(16)	The business address of this entity is 400 Madison Ave., Suite 11A, New York, NY 10017.
(17)	Represents warrants held by Union Acquisition Associates, LLC, an entity controlled by Mr.Bransfield, one of the Company’s directors. The business address of this entity is 400 Madison Ave., Suite 11A, New York, NY 10017.
(18)	The business address of this person is 400 Madison Ave., New York, NY, 10017-1909.
(19)	The business address of this person is 8 Smith Ridge Ln, New Canaan, CT 06840-3217.
(20)	The business address of this person is 34 Debrosses St., Apt 420, New York, NY 10013-0528.
(21)	The business address of this person is 47 Clinton St, Apt 4, New York, NY 10002-2445.
(22)	The business address of this person is 123 Washington St., Apt. 42G, New York, NY 10006-1541.

(23)	The business address of this person is 10 Francine Dr., Greenwich, CT 06830-4703.
(24)	The business address of this person is 53 Westgate Blvd, Plandome, NY, 11030-1452.
(25)	The business address of this person is 17 White St., Apt. 2B, New York, NY 10013-2485.
(26)	The business address of this entity is PO Box 20, Bowling Green Station, New York, NY 10274.
(27)	The business address of this entity is 277 Park Ave Fl 26, New York, NY 10172-0003.
(28)	The business address of this entity is 1209 Orange Street, Wilmington 19801-1120, County of New Castle.
(29)	The business address of this entity is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(30)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(31)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(32)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(33)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.

Other than as described in this prospectus or in documents incorporated by reference herein, the selling shareholders have not within the past three years had any position, office, or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association ("Articles"), the Companies Law (2020 Revision) of the Cayman Islands (the "Companies Law") and the common law of the Cayman Islands. The following description summarizes certain terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Share Capital

As of the date of this prospectus, we had (i) 100,000,000 ordinary shares (US$ 0.0001 par value) authorized, (ii) 36,120,517 ordinary shares issued and outstanding, (iii) 1,000,000 preference shares (US$0.0001 par value) authorized, (iv) no preference shares issued and outstanding, (v) 12,700,000 private placement warrants outstanding (5,200,000 of which were issued in connection with Union’s initial public offering and 7,500,000 of which were issued in connection with the business combination), (vi) 11,500,000 public warrants outstanding, (vii) $42.5 million principal amount of Notes, and (viii) 1,200,000 stock options granted under share option agreements.

Holders of the ordinary shares are entitled to one vote for each ordinary share. Each of the 5,200,000 private warrants is exercisable for one ordinary share at an exercise price of US$11.50. Out of the 7,500,000 warrants issued in connection with the business combination, (A) 2,500,000 warrants are exercisable for ordinary shares on a one-on one basis, having a strike price of US$11.50, that will vest if and when the price of the ordinary shares trades above US$15.00 for any twenty (20) trading days within any thirty (30) trading-day period; (B) 2,500,000 warrants have a strike price of US$15.00, which will vest upon issuance; and (C) 2,500,000 warrants have a strike price of US$18.00, which will vest upon issuance.

Objects

Our Articles state that the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Directors

Our Articles do not restrict a director’s power to vote in respect of any contract or transaction in which he is interested (provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon), vote on compensation to themselves or any other members of their body in the absence of an independent quorum or exercise borrowing powers. There is no mandatory retirement age for our directors and our directors are not required to own securities of the Company in order to serve as directors.

Ordinary Shares

Holders of ordinary shares are entitled to receive ratable dividends when and if declared by our board of directors out of funds legally available therefor, subject to any rights of any outstanding series of preference shares.

Upon our winding up, liquidation and dissolution and after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, holders of ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.

The rights, powers and privileges of holders of our ordinary shares are subject to those of holders of any shares of our preference shares or any other series or class of shares we may authorize and issue in the future.

Our ordinary shares are not subject to any sinking fund. All of our issued shares are fully paid up and none of our shareholders are liable for further capital calls. There are no provisions in the Articles that discriminate against any existing or prospective holder of our ordinary shares as a result of such shareholder owning a substantial number of shares.

Preference Shares

Our Articles authorize 1,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in this offering.

Voting, Appointment of Directors

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preference shares, the holders of BIOX ordinary shares will possess all voting power for the appointment of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the shareholders of BIOX. Holders of BIOX ordinary shares will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the appointment or removal of directors. Holders of BIOX ordinary shares will not have cumulative voting rights in the appointment of directors.

Preemptive or Other Rights

There will be no sinking fund or redemption provisions applicable to BIOX shares.

Appointment of Directors

Our board consists of seven directors. Each of our directors will have a term that expires at BIOX’s annual general meeting in 2020, or until their respective successors are duly appointed and qualified, or until their earlier resignation, removal or death. There will be no cumulative voting with respect to the appointment of directors, with the result that directors will be appointed by a majority of the votes cast at an annual general meeting of BIOX.

General Meetings

At least five clear days’ notice are required to be given of any general meeting, which notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting. No business will be transacted at any general meeting unless a quorum is present. The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a shareholders’ request, will be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present will be a quorum.

Annual General Meetings

Any annual general meeting will be held at such time and place as the directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in October of each year at ten o’clock in the morning. At these meetings the report of the directors (if any) shall be presented.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Extraordinary General Meetings

All general meetings other than annual general meetings are extraordinary general meetings. Shareholders holding not less than 10% in par value of the issued ordinary shares with voting rights can request, and the directors shall convene, extraordinary general meetings. Such shareholders’ request must state the objects of the meeting and must be signed by the requesting shareholders and deposited at the Registered Office.

If there are no directors as at the date of the deposit of the shareholders’ request or if the directors do not within twenty-one days from the date of such request duly proceed to convene a general meeting to be held within a further twenty-one days, the requesting shareholders, or any of them representing more than 50% of the total voting rights of all of the requesting shareholders, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

Our Articles do not contain any provisions that would have an effect of delaying, deferring or preventing a change in control of our Company. Our Articles provide that the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Law) upon such terms as our directors may determine and (to the extent required by the Companies Law) with the approval of a Special Resolution.

Our Articles do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

Our Articles are not significantly different from the requirements of the Companies Law and the conditions imposed by our Articles governing changes in capital are not more stringent than what is required by the Companies Law.

Warrants

Public Warrants and Warrants Issued in Business Combination

As of the date of this prospectus, we had 11,500,000 public warrants outstanding. Each public warrant outstanding prior to the consummation of the business combination entitles the registered holder thereof to purchase one ordinary share, at an exercise price of US$11.50 per share, subject to adjustment as discussed below, provided that an effective registration statement under the Securities Act covering the BIOX shares issuable upon the exercise of the warrants and a current prospectus relating to such warrants is available (or the Company permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the Company.

The Company has agreed that as soon as practicable after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of BIOX ordinary shares issuable upon exercise of the public warrants. The Company has agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of BIOX ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the public warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of US$0.01 per public warrant;

•	at any time during the exercise period;

•	upon not less than 30 days’ prior written notice of redemption (the “30 day redemption period”) to each public warrant holder;

•	if, and only if, the last reported sale price of BIOX shares equals or exceeds US$18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the BIOX shares may fall below the US$18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the US$11.50 per share warrant exercise price after the redemption notice is issued.

If the Company calls the public warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering their warrants for that number ordinary shares of the Company equal to the quotient obtained by dividing (x) the product of the number of shares of the ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares issued and outstanding (the “Cap”).

In connection with the business combination, 7,500,000 new warrants were issued to Bioceres LLC. The terms of these warrants will be identical to the terms of the outstanding public warrants in all respects as described above, except that (i) they will not be listed on the NYSE, and (ii) they will be issued in three tranches as follows, (a) 2,500,000 warrants having a strike price of US$15.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination, (b) 2,500,000 warrants having a strike price of US$18.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination, and (c) 2,500,000 having a strike price or US$11.50 per share, which will vest and become exercisable if and when the price of BIOX shares trades above US$15.00 for any 20 trading days within any 30-day trading day period. In addition, the warrants issued in connection with the business combination may not be redeemed by BIOX at any time and the warrant holders may not elect to be subject to the Cap. These warrants will be issued in registered book-entry form, pursuant to a warrant agreement, by and between BIOX and Continental Stock Transfer & Trust Company, to be entered into at the consummation of the business combination. You should review a copy of the warrant agreement, a form of which is included as an exhibit to this registration statement for a complete description of the terms and conditions applicable to the warrants.

Pursuant to the terms of the warrant agreement, BIOX has agreed that as soon as practicable after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of BIOX ordinary shares issuable upon exercise of the warrants. BIOX will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering BIOX ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, provided that certain conditions are met.

Private Placement Warrants

As of the date of this prospectus, we had 5,200,000 private placement warrants outstanding. The private placement warrants are redeemable on the same basis as the public warrants and exercisable on a cashless basis only.

Secured Convertible Promissory Notes due 2023

On March 6, 2020, we issued $42.5 million Notes in a private placement. The Notes will mature on March 6, 2023 unless earlier converted or repurchased. The conversion price of the Notes is $8.00 per share (the “Strike Price”). The Notes are convertible into cash, ordinary shares or a combination of cash and shares at the holders’ option upon maturity or the occurrence of a change of control. At any time prior to maturity, we may elect to convert the Notes into ordinary shares through a mandatory conversion, provided that our free float exceeds $100 million and the share price has traded above the Strike Price for 10 consecutive days.

The Notes are guaranteed by cash flows from Rizobacter’s Brazilian subsidiary and secured by a pledge on Rizobacter’s Argentine subsidiary shares, among others. The Notes accrue interest payable semi-annually beginning on June 15, 2020 at a rate of 11.5% per year payable in cash or in kind at our option. Payments in kind will be capitalized by adding such interest to the outstanding principal amount of the Notes on each corresponding interest payment date. A make-whole premium equal to 18.26% of the outstanding principal amount (less interest previously paid in cash or in kind) will be accrued to the extent holders have not received 18 months of interest payments and we have elected to execute a mandatory conversion. Holders have registration rights with respect to the underlying shares subject to conversion.

Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street Plaza, New York, New York 10004-1561.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Law was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to BIOX and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s Articles of Association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	BIOX is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, BIOX itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of BIOX in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that BIOX has a good case against the defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Articles, a director is at liberty to vote in respect of any contract or transaction in which he is interested, provided that the nature of the interest of any director in any such contract or transaction is disclosed by him at or prior to its consideration and any vote thereon. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

We are a “controlled company” under the NYSE rules. Controlled companies under the NYSE rules are companies of which more than 50% of the voting power for the appointment of directors is held by an individual, a group or another company. The Parent controls more than 50% of the voting power of Bioceres Crop Solutions’ shares and, as a result, under the NYSE’s current listing standards, Bioceres Crop Solutions qualifies for and intends to rely on the controlled company exception under the corporate governance rules of the NYSE. As a controlled company, Bioceres Crop Solutions is not required to have (1) a majority of “independent directors” on its board of directors or (2) a compensation committee and a nominating and governance committee, although we have established a compensation committee, the majority of which consists of independent directors.

Borrowing Powers

BIOX’s directors may exercise all the powers of BIOX to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of BIOX or of any third party. Such powers may be varied by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Law does not limit the extent to which a company’s Articles of Association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning BIOX or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to BIOX’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)       duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)       duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)       directors should not improperly fetter the exercise of future discretion;

(iv)       duty to exercise powers fairly as between different sections of shareholders;

(v)       duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)       duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

A general notice may be given to the board of directors to the effect that (1) the director is a member, director or officer of, or otherwise affiliated with, a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual general meeting, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s Articles of Association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for appointments of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to appointing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, the shareholders of BIOX are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, BIOX cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law, BIOX may be wound up, liquidated and dissolved by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company. Our Articles also give its board of directors authority to petition the Cayman Islands Court to wind up BIOX.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to our Articles may only be made by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Under Cayman Islands law, our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on BIOX’s shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

Any selling shareholders may sell the securities offered by this prospectus:

•	through or to underwriters;

•	through or to dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of these methods.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the purchase price of the securities;

•	the public offering price of the securities;

•	any discounts or concessions allowed or reallowed; and

•	confirm any exchange on which the securities will be listed, if any.

Underwriters

If any selling shareholders use underwriters in the sale, the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). Any selling shareholders may also sell ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. Any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from the selling shareholders at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in certain offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against certain civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Cayman Data Protection Privacy Notice

We have certain duties under the Data Protection Law, 2017 of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”).

In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use Your Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

where this is necessary for the performance of our rights and obligations under any purchase agreements;

where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

What rights do individuals have in respect of personal data?

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.biocerescrops.com or +54 (341) 486-1122.

LEGAL MATTERS

We are being represented by Linklaters LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of ordinary shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder and for any underwriters by a law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2019 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov) as well as our website in the Investor Relations section at https://investors.biocerescrops.com/home/default.aspx. Our ordinary shares are listed on the NYSE under the ticker BIOX. You can consult reports and other information about BIOX that it filed pursuant to the rules and regulations of the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	The Annual Report;

•	Our report on Form 6-K furnished to the SEC on October 31, 2019, relating to the Annual Shareholders’ Meeting;

•	Our report on Form 6-K furnished to the SEC on November 12, 2019, relating to the approval of HB4 Drought and Herbicide Tolerant Soybeans in Paraguay;

•	Our report on Form 6-K furnished to the SEC on December 2, 2019, relating to our consolidated financial statements as of September 30, 2019 and June 30, 2019, and for the three-month periods ended September 30, 2019 and 2018;

•	Our report on Form 6-K furnished to the SEC on February 18, 2020, relating to the closing of corporate bond offerings in an aggregate principal amount of $7.6 million;

•	Our report on Form 6-K furnished to the SEC on March 6, 2020, relating to our consolidated financial statements as of December 31, 2019 and June 30, 2019, and for the six-month periods ended December 31, 2019 and 2018;

•	Our report on Form 6-K furnished to the SEC on March 9, 2020, relating to the issuance of the Notes in a private placement;

•	Our report on Form 6-K/A furnished to the SEC on March 17, 2020, relating to the XBRL Data Files for our consolidated financial statements as of December 31, 2019 and June 30, 2019, and for the six-month periods ended December 31, 2019 and 2018; and

•	With respect to each offering of securities under this prospectus, all our future reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC or furnish to the SEC, respectively, on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Bioceres Crop Solutions Corp.
Ocampo 210 bis
Predio CCT, Rosario, Santa Fe, Argentina
Tel: +54 (341) 486-1122

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The registrant’s Articles provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No such person shall be liable to the registrant for any loss or damage incurred by the registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Also, the registrant currently maintains director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. The registrant entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that the relevant director or officer will be indemnified by the registrant to the fullest extent permitted by law against liability and against all expenses reasonably.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.    Exhibits and Financial Statement Schedules

(a)The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Document
1.1	*	Form of Underwriting Agreement relating to ordinary shares
4.1	**	Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 3.1 to Amendment No.1 to BIOX’s registration statement on Form F-1 (File No. 333-231883), filed with the SEC on July 12, 2019)
4.2	**	Certificate of Name Change (Incorporated by reference to Exhibit 1.2 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.3	**	Share Exchange Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
4.4	**	Amendment to the Share Exchange Agreement, dated as of December 19, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018)
4.5	**	Rizobacter Call Option Agreement, dated as of October 22, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 13, 2018)
4.6	**	Share Transfer Agreement (Incorporated by reference to Exhibit 10.2 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on March 14, 2019)
4.7	**	Syndicated Loan Facility, dated as of March 15, 2017, by and among Rizobacter Argentina S.A., Banco de Galicia y Buenos Aires S.A., Banco Santander Río S.A., Banco Hipotecario S.A. and Banco Mariva S.A. (Incorporated by reference to Exhibit 2.1 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.8	**	Intercompany Loan Agreement, dated as of March 14, 2019, by and between Bioceres S.A. and Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 2.9 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.9	**	Amendment to the Intercompany Loan Agreement, dated as of May 7, 2019, by and between Bioceres S.A. and Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 2.3 to BIOX’s Annual Report on Form 20-F (File No. 001-38836), filed with the SEC on October 24, 2019)
4.10	**	Rizobacter Shareholders’ Agreement, dated March 5, 2019, among Bioceres LLC, Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp. (Incorporated by reference to Exhibit 2.4 to BIOX’s Annual Report on Form 20-F (File No. 001-38836), filed with the SEC on October 24, 2019)
4.11	**	Shareholders’ Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp., Bioceres LLC and the shareholders named therein

4.12	**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Union Acquisition Corp. (Incorporated by reference to Exhibit 4.4 to UAC’s Registration Statement on Form S-1 (File No. 333-222744), filed with the SEC on February 23, 2018)
4.13	**	Specimen Warrant Certificate (Incorporated by reference to Exhibit 4.3 to UAC’s Registration Statement on Form S-1 (File No. 333-222744), filed with the SEC on February 8, 2018)
4.14	**	Letter Agreement with respect to Private Placement Warrants by and between Union Acquisition Corp. and the holders named therein (Incorporated by reference to Exhibit 10.2 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018)
4.15	**	Amended and Restated Registration Rights Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp. and the Investors named therein (Incorporated by reference to Exhibit 4.5 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.16	**	Warrant Agreement, dated as of March 14, 2019, by and between Bioceres Crop Solutions Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.6 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.17	**	Specimen of Warrant Certificate (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
4.18	**	Note Purchase Agreement, dated as of March 6, 2020, by and among Bioceres Crop Solutions Corp., as borrower, the purchasers party thereto and Solel Partners LP, as collateral agent (Incorporated by reference to Exhibit 99.2 to BIOX’s Current Report on Form 6-K (File No. 001-38836), filed with the SEC on March 9, 2020)
4.19	**	Registration Rights Agreement, dated as of March 6, 2020 (as amended, restated supplemented or otherwise modified from time to time in accordance with the terms hereof) by and among Bioceres Crop Solutions Corp. and each purchaser named therein
5.1		Opinion of Maples and Calder, Cayman Islands counsel to the registrant, as to the validity of the ordinary shares
23.1		Consent of Price Waterhouse & Co. S.R.L.
23.2		Consent of Maples and Calder (included in Exhibit 5.1)
24.1	**	Powers of Attorney

*To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.
**Previously filed.

Item 10.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 of the Exchange Act.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosario, Argentina, on this 7th day of April, 2020.

Bioceres Crop Solutions Corp.

By	/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Executive Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*
Federico Trucco	Chief Executive Officer and Executive Director	April 7, 2020

*
Enrique Lopez Lecube	Chief Financial Officer and Executive Director	April 7, 2020

/s/ Gloria Montaron Estrada
Gloria Montaron Estrada	Executive Director	April 7, 2020

*
Carlos Camargo de Colón	Non-Executive Director	April 7, 2020

*
Natalia Zang	Non-Executive Director	April 7, 2020

Signatures	Title	Date

*
Ari Freisinger	Non-Executive Director	April 7, 2020

*
Kyle P. Bransfield	Non-Executive Director	April 7, 2020

*
Ricardo Yapur	Managing Director of Rizobacter Argentina S.A.	April 7, 2020

*
Gerónimo Watson	Chief Technology Officer	April 7, 2020

*
Jorge Wagner	Chief Operating Officer	April 7, 2020

*By
/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Attroney-in-fact

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries	Authorized Representative in the United States	April 7, 2020
Title:	Senior Vice-President on behalf of Cogency Global Inc.